Exhibit 99.1

Contact

Trudy Muller

Electronic Arts

650.628.7323

tmuller@ea.com

EA REALIGNS MANAGEMENT RESPONSIBILITIES

Paul Lee Heads Global Studios; Gerhard Florin, Int’l Publishing; Frank Gibeau, North American Publishing; David Gardner, Global Studio Operations; Nancy Smith, The Sims Franchise

Redwood City, Calif – September 02, 2005 — Electronic Arts (NASDAQ:ERTS), today announced a series of executive changes as the Company prepares for the next generation of growth.

Effective immediately, Paul Lee will serve as president of EA Worldwide Studios; replacing Don Mattrick who after a combined 23 years of tremendous leadership and success at EA and Distinctive Software (EA acquired in 1991), has chosen to seek other opportunities outside of EA.

David Gardner, will now serve as global Studio Chief Operating Officer.

Leading EA’s Publishing organization will be, Gerhard Florin Executive Vice President of International Publishing and Frank Gibeau, Executive Vice President of North American Publishing.

“These promotions of Paul, Gerhard, David, and Frank reflect the enormous amount of talent and depth within our organization,” said EA Chairman and Chief Executive Officer Larry Probst. “Each of these executives has served many years in our company, developing their leadership skills and proving themselves with increasing levels of responsibility. I believe this is the strongest and most capable executive team in our industry.”

Paul Lee joined EA in 1991 with the acquisition of Distinctive Software and has held several leadership positions within the studios, most recently as Executive Vice President and Studio Chief Operating Officer. He has led EA through numerous technology transitions and the development of many successful intellectual properties.

David Gardner – formerly Senior Vice President of EA International Publishing – will support Paul Lee as Chief Operating Officer of EA Worldwide Studios. In addition to his responsibilities in the studio, David – a 23-year veteran at EA - will have oversight of EA Partners and EA Mobile.

Gerhard Florin – formerly Senior Vice President and General Manager of European Publishing – will expand his portfolio to include oversight of EA Asia. Senior Vice President and General Manager of EA Asia, Jon Niermann will report to Gerhard.

Frank Gibeau –formerly Senior Vice President of North American Marketing, who has been responsible for numerous innovative and award-winning marketing campaigns - will now be responsible for all aspects of the North American Publishing Division.

Nancy Smith — former Executive Vice President and General Manager of North American Publishing, and EA veteran of 21 years will take on a new role within the Company as EVP and General Manager of The Sims Franchise. The added organization and executive focus on this most significant intellectual property will extend the power of this global franchise.

EA also promotes Glenn Entis to Senior Vice President, Chief Visual and Technical Officer, reporting to Paul Lee. Glenn is an Academy Award winner and one of the most talented creative visionaries within the industry. As both the founder of PDI and the head of DreamWorks Interactive when EA acquired them in 2000, he is the perfect person to lead EA’s visual and technical teams into the next generation.

“These promotions and changes also mark the end of an era for EA, with the departures of Studio President Don Mattrick and Executive Vice President Bruce McMillan from our executive team,” said Larry Probst. “Both Don and Bruce have made enormous contributions to our company, our industry and to people all over the world who love games. We look forward to working with them again in the future.”

“As both an independent developer and as an executive at EA, I’ve had terrific experiences in interactive entertainment,” said Don Mattrick. “Today, EA is making great progress in developing games for the next generation of console technology and the company has an incredible bench of executive leaders. This is an ideal time for me to evaluate the next set of challenges in my career. I wish everyone at EA enormous success and hope that I’ll be working with them again soon.”

About Electronic Arts

Electronic Arts (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for videogame systems, personal computers and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2005, EA posted revenues of $3.1 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

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Electronic Arts, EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.